Exhibit 4.21

EXECUTION VERSION

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Settlement Agreement”) is entered into this 15th day of August, 2025 (the “Execution Date”), by and among Opthea Limited ACN 006 340 567 (ABN 32 006 340 567), a company incorporated under the laws of Victoria, Australia (“OPT” or “Opthea”), Vegenics Pty Ltd ACN 117 801 957 (ABN 49 117 801 957), a company incorporated under the laws of Victoria, Australia (“Vegenics”), Ocelot SPV LP, a Delaware limited partnership, as Investor and as collateral agent and security trustee for the Investors (the “Collateral Agent”, or in its role as investor, “ABW”), and Sanba II Investment Company (“QIA” and together with ABW, the “Investors”). OPT, Vegenics, the Collateral Agent, ABW and QIA are each individually referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein have the meanings ascribed to such terms in the DFA.

Recitals

WHEREAS, on August 12, 2022, OPT and ABW entered into the Development Funding Agreement (the “Original DFA”), whereby ABW agreed to fund certain Development Costs to enable OPT to design and conduct certain clinical trials for the development of the Product.

WHEREAS, on December 22, 2023, the Parties (other than Vegenics) entered into the Amended and Restated Development Funding Agreement (the “DFA”), whereby QIA agreed to contribute to the funding of such Development Costs.

WHEREAS, Vegenics has guaranteed the due and punctual payment in full of all obligations of OPT under the DFA pursuant to the Amended and Restated Continuing Guaranty dated December 22, 2023 (the “Guaranty”) and, together with OPT, granted a security interest to the Collateral Agent pursuant to a general security deed dated December 22, 2023 (the “GSD”).

WHEREAS on August 12, 2022 and December 22, 2023, the Collateral Agent filed registrations on the Australian Personal Property Securities Register perfecting the security interest created by the GSD.

WHEREAS, on August 16, 2022, Collateral Agent filed a UCC-1 form with the Delaware Secretary of State, as amended on January 5, 2024, and thereby perfected its security interest in the Collateral.

WHEREAS, the DFA sets forth the rights and obligations of the Parties and grants a security interest in the Collateral to the Collateral Agent, for the benefit of the Investors.

WHERAS, OPT and the Investors agreed to unmasking and discontinuing the ShORe Trial, discontinuing the COAST Trial, and discontinuing the Development Program pursuant to the consent letter dated March 20, 2025;

WHEREAS, on March 24, 2025, OPT announced that the COAST Phase 3 trial did not meet its primary endpoint of mean change in best corrected visual acuity (BCVA) from baseline to week 52 (the “Negative Data”).

WHEREAS, OPT determined that in light of the Negative Data, the Product would not reasonably be expected, as of the date hereof, to be able to obtain Regulatory Approval.

WHEREAS, after arms’ length negotiations, the Parties have agreed, in accordance with the terms and conditions set forth herein, subject to payment of the Cash Settlement Amount and the issuance of equity pursuant to the Subscription Deed and, to among other things, (i) terminate the DFA and all other Transaction Agreements, thereby releasing all liens on the Collateral previously granted to or for the benefit of the Investors, and (ii) provide mutual releases, including releases of any claims the Investors may have for any breaches of the Transaction Agreements.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), and intending to be legally bound hereby, the Parties hereto agree as follows:

Agreement

1.
Subscription Deed.

On the Execution Date or as soon as reasonably practicable thereafter, OPT, ABW and QIA shall enter into a deed for the subscription for shares in OPT by each of ABW and QIA (the “Subscription Deed”), in substantially the form attached hereto as Annex A, which provides for the issuance of 9.99% of the total share capital of OPT to the Investors.

2.
Cash Settlement Amount.
a.
On the Execution Date or as soon as reasonably practicable thereafter, OPT will make a cash payment, in full, without set-off or counterclaim, and without any deduction or withholding in respect of tax, unless required by law, to the Investors of US$20,000,000.00 in the aggregate (the “Cash Settlement Amount”), of which US$14,117,647.06 will be paid to ABW (the “ABW Payment”) and US$5,882,352.94 will be paid to QIA (the “QIA Payment”).
b.
If OPT is required by law to deduct or withhold any amount from the Cash Settlement Amount, OPT shall pay an additional amount together with the payment, so that, after making such deduction or withholding, the Investor receives an amount equal to the payment which would have been due if no such deduction or withholding had been required.
c.
The ABW Payment shall be made to the following account:

Financial Institution Name: [***]

Bank Account Name: [***]

Routing Number/BSB Number: [***]

Account Number: [***]

Swift Code: [***]

d.
The QIA Payment shall be made to the following account:

Intermediary Bank: [***]

Beneficiary Bank: [***]

Beneficiary Name: [***]

Beneficiary IBAN: [***]

3.
Release of Claims. For the mutual promises herein and for other good and valuable consideration set forth in this Settlement Agreement and the Subscription Deed, the sufficiency of which is hereby acknowledged, the Parties agree to the following mutual releases, which shall become effective upon the occurrence of the Effective Date of this Settlement Agreement.
a.
OPT Release. OPT, on behalf of itself, and its successors and assigns, hereby forever waives, releases, and discharges the Investors and their respective officers, principals, directors, affiliates, subsidiaries, parents, agents, attorneys, authorized representatives, employees, successors, and assigns (as applicable) (collectively, “Representatives”) from any and all claims, actions, demands, payments, proceedings, causes of action (including, without limitation, any claims sounding in contract or tort, fraud, misrepresentation violation of statute or regulation, and breach of duty of good faith and/or based on contractual or equitable subrogation, any alleged conflict of interest or an ethical violation), obligations, loss, duties, benefits, fees, costs, accounts, rights, suits, controversies, awards, judgments, agreements, promises, damages (including, but not limited to, punitive, multiple, exemplary, or extra-contractual damages), offsets, remedies, penalties, debts, liabilities, interest, expenses, attorneys’ fees, or other relief of any kind or character, or rights to any of the foregoing, whether under U.S. state or federal law or any other applicable law of any foreign jurisdiction, whether known or unknown, contingent or not contingent, suspected or unsuspected, asserted or unasserted, unforeseen, unanticipated or latent, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, matured, unmatured, disputed, undisputed, secured or unsecured, and whether asserted or assertible directly or derivatively, at law, in equity, contractual or otherwise, that OPT had on or before the Effective Date against the Investors or their Representatives based on or relating to, or in any manner arising from, in whole or in part, the DFA or the other Transaction Agreements (the “OPT Release”). Notwithstanding anything herein to the contrary, the OPT Release shall not release any rights or obligations under this Settlement Agreement or the Subscription Deed.
b.
Vegenics Release. Vegenics, on behalf of itself, and its successors and assigns, hereby forever waives, releases, and discharges the Investors and their respective Representatives from any and all claims, actions, demands, payments, proceedings, causes of action (including, without limitation, estate causes of action, any claims sounding in contract or tort, fraud, misrepresentation violation of statute or regulation, and breach of duty of good faith and/or based on contractual or equitable subrogation, any alleged conflict of interest or an ethical violation), obligations, loss, duties, benefits, fees, costs, accounts, rights, suits, controversies, awards, judgments, agreements, promises, damages (including, but not limited to, punitive, multiple, exemplary, or extra-contractual damages), offsets, remedies, penalties, debts, liabilities, interest, expenses, attorneys’ fees, or other relief of any kind or character, or rights to any of the foregoing, whether under State or other applicable Law, whether known or unknown, contingent or not contingent, suspected or unsuspected, asserted or unasserted, unforeseen, unanticipated or latent, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, matured, unmatured, disputed, undisputed, secured or unsecured, and whether asserted or assertible directly or derivatively, at law, in equity, contractual or otherwise, that Vegenics estate had on or before the Effective Date against the Investors or their Representatives based on or relating to, or in any manner arising from, in whole or in part, the DFA or the other Transaction Agreements (the “Vegenics Release”). Notwithstanding anything herein to the contrary, the Vegenics Release shall not release any rights or obligations under this Settlement Agreement.
c.
Investor Release. Each Investor, on behalf of itself and each of its respective successors and assigns, hereby forever waives, releases, and discharges each of OPT, Vegenics, and their Representatives from any and all claims, actions, demands, payments, proceedings, causes of action (including, without limitation, any claims sounding in contract or tort, fraud, misrepresentation violation of statute or regulation, and breach of duty of good faith and/or based on contractual or equitable subrogation, any alleged conflict of interest or an ethical violation), obligations, loss, duties, benefits, fees, costs, accounts, rights, suits, controversies, awards, judgments, agreements, promises, damages (including, but not limited to, punitive, multiple, exemplary, or extra-contractual damages), offsets, remedies penalties, debts, liabilities, interest, expenses, attorneys’ fees, or other relief of any kind or character, or rights to any of the foregoing, whether under U.S. state or federal law or any other applicable law of any foreign jurisdiction, whether known or unknown, contingent or not contingent, suspected or unsuspected, asserted or unasserted, unforeseen, unanticipated or latent, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, matured, unmatured, disputed, undisputed, secured or unsecured, and whether asserted or assertible directly or derivatively, at law, in equity, contractual or otherwise, that an Investor had on or before the Effective Date against OPT, Vegenics or their Representatives based on or relating to, or in any manner arising from, in whole or in part, the DFA or the other Transaction Agreements to which the relevant Investor is a party (the “Investor Release”). Notwithstanding anything herein to the contrary, the Investor Release shall not release any rights or obligations under this Settlement Agreement or the Subscription Deed.
d.
Collateral Agent Release. The Collateral Agent, on behalf of itself and each of its successors and assigns, hereby forever waives, releases, and discharges each of OPT, Vegenics, and their Representatives from any and all claims, actions, demands, payments, proceedings, causes of action (including, without limitation, any claims sounding in contract or tort, fraud, misrepresentation violation of statute or regulation, and breach of duty of good faith and/or based on contractual or equitable subrogation, any alleged conflict of interest or an ethical violation), obligations, loss, duties, benefits, fees, costs, accounts, rights, suits, controversies, awards, judgments, agreements, promises, damages (including, but not limited to, punitive, multiple, exemplary, or extra-contractual damages), offsets, remedies penalties, debts, liabilities, interest, expenses, attorneys’ fees, or other relief of any kind or character, or rights to any of the foregoing, whether under U.S. state or federal law or any other applicable law of any foreign jurisdiction, whether known or unknown, contingent or not contingent, suspected or unsuspected, asserted or unasserted, unforeseen, unanticipated or latent, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, matured, unmatured, disputed, undisputed, secured or unsecured, and whether asserted or assertible directly or derivatively, at law, in equity, contractual or otherwise, that the Collateral Agent had on or before the Effective Date against OPT, Vegenics or their Representatives based on or relating to, or in any manner arising from, in whole or in part, the DFA or the other Transaction Agreements (the “Collateral Agent Release”). Notwithstanding anything herein to the contrary, the Collateral Agent Release shall not release any rights or obligations under this Settlement Agreement or the Subscription Deed.
4.
Termination of Loan Documents. Subject to the provisions of Section 9 hereof, the Parties hereby agree that, upon the occurrence of the Effective Date, the Transaction Agreements, including without limitation the DFA, the Guaranty, and the GSD, and all of the rights and obligations of the parties thereto shall automatically and irrevocably terminate and be deemed satisfied and discharged in full without any further action on the part of any party thereto, including without limitation: (i) all obligations of OPT and Vegenics to make any payment or render any performance under or pursuant to such Transaction Agreements; (ii) all terms, provisions, covenants, obligations, representations and warranties of the parties under or pursuant to such Transaction Agreement, which shall be deemed null and void in all respects (except that the terms of the DFA with respect to any Confidential Information that constitutes a trade secret under applicable law will survive); and (iii) all claims or rights in favor of such Investors under the Transaction Agreements.
5.
Release of Security Interest and Liens. Subject to the provisions of Section 9 hereof, upon the occurrence of the Effective Date, (i) the Collateral Agent and the Investors hereby agree that any and all of the security interests and liens pursuant to the DFA and GSD shall be fully released, and the DFA and GSD shall be terminated; and (ii) the Investors, in their capacities as such, hereby consent to Collateral Agent taking the actions articulated in subsections 5(a) and 5(b) below. As of the Effective Date, the Collateral Agent:
a.
authorizes OPT and its agents to execute, deliver and/or file on behalf of the Collateral Agent and the Investors, (1) Uniform Commercial Code (“UCC”) termination statements of outstanding UCC financing statements and (2) any and all other terminations and releases (including deeds of release, notices of termination in respect of any and all deposit or securities control agreements, filings on the Australian Personal Property Securities Register, and filings with the United States Patent and Trademark Office and the United States Copyright Office and releases or terminations of any account control agreement) to reflect the termination and release granted herein; and
b.
in furtherance of, and not in limitation of, the foregoing subparagraph (a), shall as promptly as practicable release and promptly cause to be filed releases and termination statements in such forms as may reasonably be requested by OPT or Vegenics of all liens and security interests in the assets, rights, and properties of OPT and its subsidiaries under the Transaction Agreements, in each case, at the sole cost and expense of OPT and Vegenics.
6.
Return of Collateral. Upon the occurrence of the Effective Date, the Collateral Agent shall deliver to OPT (or its counsel or authorized designee) all possessory Collateral in their possession (if any), including, without limitation, all instruments and other property of OPT or its subsidiaries that are in the possession of Collateral Agent.
7.
Representations and Warranties.
a.
Each Party hereby represents and warrants as to itself that, as of the Execution Date:
i.
Power and Authority. It has the corporate power to execute, deliver, and carry out the terms and provisions of this Settlement Agreement, has taken all necessary corporate, shareholder or other organizational action (including any consents required by law or by their respective organizational documents) to authorize the execution, delivery, and performance of this Settlement Agreement, and has not assigned or otherwise transferred any of the claims or causes of action released by this Settlement Agreement.
ii.
Enforceability. This Settlement Agreement, when executed and delivered by the Parties, constitutes or will constitute an authorized, valid, and legally binding obligation enforceable in accordance with its terms, subject only to satisfaction of the conditions precedent in Section 8 hereof.
iii.
No Violation of Agreements; Absence of Conflicts. The execution and delivery of this Settlement Agreement, the consummation of the transactions contemplated hereunder, and compliance with the terms and provisions of this Settlement Agreement, in each case, by such Party, will not: (i) require any consent or approval, governmental or otherwise, not already obtained, (ii) violate any law or judgment respecting any such Party or any of its direct or indirect subsidiaries, or (iii) conflict with, result in a breach of, or constitute a default under, the organizational documents of any such Party or any of its direct or indirect subsidiaries, or under any indenture, agreement, license or other instrument to which any Party or any of its direct or indirect subsidiaries is a party or by which any of them or their respective properties may be bound.
8.
Conditions Precedent.
a.
On or prior to the Execution Date:
i.
The Parties shall execute and deliver a fully executed version of this Settlement Agreement and the Subscription Deed; and
ii.
The Investors shall provide OPT with a complete and accurate U.S. Internal Revenue Service Form W-9 or W-8 (as applicable).
b.
The effectiveness of Sections 3, 4, 5, and 6 of this Settlement Agreement is conditioned on the occurrence of the following, the date on which such conditions are satisfied constituting the “Effective Date”:
i.
The payment of the Cash Settlement Amount to each Investor in accordance with Section 2 hereof; and
ii.
The issuance of equity pursuant to the Subscription Deed.
c.
The foregoing conditions to effectiveness may be waived, in whole or in part, with the written consent (which may be via e-mail among counsel) of ABW, QIA and OPT.
9.
Avoidance.
a.
In the event that any portion of the Cash Settlement Amount in excess of US$1,000,000 is determined by a court of competent jurisdiction to be avoidable, void, unenforceable, or defective for any reason (“Avoidable” and any such amount, an “Avoidance Amount”) and such Avoidance Amount is rescinded or must otherwise be restored or returned, in whole or in part so long as such part exceeds US$1,000,000, or if a claim that any Avoidance Amount is Avoidable is reasonably settled by any Investor such that an Avoidance Amount, is restored or returned by such Investor, in whole or in part so long as such part exceeds US$1,000,000, to or for the benefit of OPT or its creditors or shareholders (an “Avoidance”), then, to the extent of such Avoidance, and even if any Investor knew or should have known that the Cash Settlement Amount could be Avoidable:
i.
OPT shall have the obligation to repay any such Avoidance Amount to such Investor, in full without set-off or counterclaim and without any deduction or withholding in respect of tax, unless required by law (in which case, it shall pay an additional amount together with the payment, so that, after making such deduction or withholding, the Investor receives an amount equal to the payment which would have been due if no such deduction or withholding had been required), within three Business Days after such

Investor gives OPT notice that it has restored or returned the Avoidance Amount (a “Repayment”);
ii.
From the date on which such Investor restores or returns the Avoidance Amount until the date on which OPT makes the Repayment to that Investor, all of such Investor’s security interests and lien in OPT’s and its subsidiaries’ assets and the Collateral and the GSD shall spring back or be reinstated to the extent of the Avoidance Amount notwithstanding any other provision in this Settlement Agreement, which security interests and liens in OPT’s and its subsidiaries’ assets and the Collateral and the GSD shall be released immediately upon the receipt by such Investor of the Repayment; and
iii.
OPT shall take any actions as required or requested by the Investors or the Collateral Agent, as applicable, in order for the actions described in § 9(a)(ii) hereof to occur.
b.
For the period that is 2 years after the Effective Date, OPT shall not grant any security interest, lien, or charge (a “Prohibited Lien”) in the Collateral to any creditor existing as of the Effective Date with respect to any claim(s) existing as of the Effective Date, unless such Prohibited Lien is made expressly junior to any lien that may arise by operation of paragraph 9(a)(ii).
c.
This Section 9 shall survive any termination, discharge (in whole or in part), or release of this Settlement Agreement, the Subscription Deed, or any Transaction Agreement.
10.
Miscellaneous.
a.
Headings. The headings of the sections and subsections of this Settlement Agreement are for convenience only and shall not be used in the interpretation of this Settlement Agreement.
b.
Amendment or Waiver. This Settlement Agreement may not be amended, modified or waived except by written instrument executed by officers or duly authorized representatives of the respective Parties. No waiver or failure of enforcement by any Party of any default by any other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner a release of the defaulting Party from, performance of any other provision, condition or requirement herein, nor deemed to be a waiver of, or in any manner a release of the defaulting Party from, future performance of the same provision, condition or requirement; nor shall any delay or omission of any non-defaulting Party to exercise any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter.
c.
Notices. Unless otherwise provided in this Settlement Agreement, all notices or demands by any party relating to this Settlement Agreement shall be in writing and shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or electronic mail, to each Party at its address set forth below:

If to OPT or Vegenics:

Opthea Limited
c/o Prime Company Compliance
Level 9, 505 Little Collins Street
Melbourne, Victoria
Australia 3000

Attention: Corporate Secretary

Email: [***]

with a courtesy copy (which shall not constitute notice) to: [***]

with a courtesy copy (which shall not constitute notice) to:

Cooley LLP

1333 2nd Street, Suite 400

Santa Monica, CA 90401-4100

Attention: [***]

Email: [***]

If to Collateral Agent or ABW:

Abingworth LLP

[***]

Attention: [***]

Email: [***]

With a copy to:

[***]

Email: [***]

If to QIA:

[***]

with a courtesy copy (which shall not constitute notice) to:

Attention: [***]

Email: [***]

with a courtesy copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza, New York NY 10006

Attention: [***]

Emails: [***]

Cleary Gottlieb Steen & Hamilton LLP

2 London Wall Place

London EC2Y 5AU, England

Attention: [***]

Email: [***]

d.
Severability. Any provision of this Settlement Agreement that is prohibited or not enforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of the prohibition or lack of enforceability without invalidating the remaining provisions of this Settlement Agreement or affecting the validity or enforceability of those provisions in another jurisdiction or the validity or enforceability of this Settlement Agreement as a whole.
e.
Assignment. This Settlement Agreement is personal to OPT, Vegenics, the Collateral Agent, ABW and QIA and shall not be transferred or assigned to any Person (whether as part of or in connection with a merger, acquisition, sale of assets or other business combination or reorganization) without the prior written consent of the other Parties.
f.
Entire Agreement, Integration with Subscription Deed, and Conflict with Attachments. It is the intention of the Parties hereto that this Settlement Agreement and the Subscription Deed are a single integrated agreement. This Settlement Agreement and the Subscription Deed contain the entire and exclusive agreement between the Parties with respect to the subject matter hereof, and there are no other promises, representations, or warranties affecting it. This Settlement Agreement and the Subscription Deed constitute one indivisible contract, and would not have been made on the terms herein if it was not a single indivisible contract. The terms of this Settlement Agreement and the Subscription Deed may not be contradicted, explained or supplanted by any usage of trade, course of dealing or course of performance and any other representation, promise, statement or warranty made by either Party or their agents that differs in any way from the terms contained herein will be given no force or effect. In the case of any conflict between (i) the body of this Settlement Agreement and the Subscription Deed and (ii) any exhibits, annexes, or attachments to either, the terms contained in the exhibits will govern.
g.
Governing Law. The construction and validity of this Settlement Agreement and the provisions hereof, and the rights and obligations of the Parties hereunder, will be governed by the laws of the State of New York, USA, and, to the extent applicable to patents and trademarks, the applicable federal laws of the USA, in each instance without regard to conflict of laws principles.

h.
Counterparts. This Settlement Agreement may be executed in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when so executed and delivered (including by facsimile or electronic mail transmission), will be deemed original but all of which together will constitute one and the same instrument.
i.
Further Assurances. Subject to the terms and conditions of this Settlement Agreement, each of the Parties hereto will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Settlement Agreement.
j.
No Admissions. Nothing herein is an admission of any kind and it is understood and agreed that this Settlement Agreement represents the compromise of disputed claims and is not to be construed as an admission of liability by either of the Parties.
k.
No Third-Party Beneficiaries. Nothing contained in this Settlement Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any Person other than the Parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Settlement Agreement; provided, however, that the Persons receiving releases under this Settlement Agreement are third-party beneficiaries of such releases.
l.
No Strict Construction. The Parties to this Settlement Agreement have participated jointly in the negotiation and drafting of this Settlement Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to this Settlement Agreement, this Settlement Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Settlement Agreement.
m.
Specific Performance. The Parties hereby acknowledge that the rights of the Parties under this Settlement Agreement are unique and that remedies at law for breach or threatened breach of any provision of this Settlement Agreement would be inadequate and, in recognition of this fact, agree that, in the event of a breach or threatened breach of the provisions of this Settlement Agreement, in addition to any remedies at law, the Parties shall, without posting any bond, be entitled to seek to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available and the Parties hereby waive any objection to the imposition of such relief.
n.
Goods and Services Tax. The provisions of Clause 10 of the Subscription Deed shall apply to this Settlement Agreement, mutatis mutandis. For the avoidance of doubt, the parties have formed the view that this clause will have no operation on the basis that any supply from QIA/Abingworth to Opthea in return for which Opthea provides the US$20 million payment and issues the Subscription Shares (as defined in the Subscription Deed) is either not connected with the indirect tax zone (i.e., Australia), an input taxed financial supply or a GST-free supply of an export. Consequently, the parties have formed the view that there is no requirement for any additional payment by either party to the other on account of GST, meaning that Opthea is only required to pay the US$20 million under Section 2 of this Settlement Agreement (and not US$22 million).

[Remainder of page Intentionally Left Blank]

In witness whereof, this Settlement Agreement has been executed by the respective duly authorized representatives of each Party as indicated by their signatures below.

Executed by OPTHEA LIMITED (ACN 006 340 567) in accordance with s127 of the Corporations Act 2001 (Cth):
/s/ Lawrence Gozlan . . . . . . . . . . . . . . . . . . . Signature of director	. . . . /s/ Karen Adams. . . . . . . . . . . . . . . . . . . Signature of director/company secretary
. . . . Lawrence Gozlan . . . . . . . . . . . . . . . . . . Name of director (print)	. . . Karen Adams . . . . . . . . . . . . . . . . . . . . . . Name of director/company secretary (print)

Executed by VEGENICS PTY LTD (ACN 117 801 957) in accordance with s127 of the Corporations Act 2001 (Cth):
/s/ Lawrence Gozlan . . . . . . . . . . . . . . . . . . . . . . . . . . . Signature of director	/s/ Karen Adams . . . . . . . . . . . . . . . . . . . . . . . . . . . Signature of director/company secretary
Lawrence Gozlan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Name of director (print)	Karen Adams . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Name of director/company secretary (print)

In witness whereof, this Settlement Agreement has been executed by the respective duly authorized representatives of each Party as indicated by their signatures below.

OCELOT SPV LP, a Delaware limited partnership as Collateral Agent and Investor By: OCELOT GP LLC, a Delaware limited liability company Its: General Partner
By: /s/ Emma O’Reilly Name: Emma O’Reilly Title: General Counsel

In witness whereof, this Settlement Agreement has been executed by the respective duly authorized representatives of each Party as indicated by their signatures below.

SANBA II INVESTMENT COMPANY as Investor
By: /s/ Ahmad Mohammed Al-Khanji Name: Ahmad Mohammed Al-Khanji Title: Director

Annex A

Subscription Deed